Exhibit 99.1

DIRTT Revises 2022 Revenue Guidance Upwards, Releases Preliminary Information on

First Quarter 2022 Financial Results

CALGARY, Alberta, April 21, 2022 (GLOBE NEWSWIRE) — DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (Nasdaq: DRTT, TSX: DRT), a global leader in industrialized construction that empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments, announces certain preliminary unaudited financial results for the first quarter of 2022, revenue guidance for the second quarter of 2022, and increased fiscal year 2022 revenue guidance.

•	First quarter 2022 revenue is expected to be approximately $38 million, consistent with prior guidance; cash balance as of March 31, 2022 was approximately $39 million

•	Second quarter 2022 revenue is expected to be between $43 million and $47 million

•	Fiscal year 2022 revenue guidance is expected to be in the range of $175 million to $185 million, an increase from prior guidance

“We believe the decisive and strategic actions we have taken over the past several months are beginning to generate meaningful momentum towards the return to sustainable revenue growth,” said Todd Lillibridge, Interim CEO of DIRTT. “Having achieved our revenue guidance range for the first quarter and being able to see potential solid sequential growth in the second quarter and second half of 2022 suggests that our new market strategies and company-wide optimization initiatives are working. This is a real credit to the members of our exceptional team who were able to pivot to address the significant changes in today’s market and to our partners who helped us deliver our innovative solutions. We believe that this Company is now firmly on a path to take full advantage of the sizeable opportunity to deliver high-performing and adaptable construction solutions to the commercial, healthcare, education, and public sector markets.”

Important Additional Information Regarding Proxy Solicitation

DIRTT has filed a definitive proxy statement (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its annual and special meeting of shareholders to be held on Tuesday, April 26, 2022 at 10:00 a.m. (MDT) (the “Meeting”). DIRTT, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the Meeting. Information regarding the names of DIRTT’s directors and executive officers and their respective interests in DIRTT by security holdings or otherwise is set forth in DIRTT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 25, 2022, and the Definitive Proxy Statement, as filed with the SEC on March 24, 2022. To the extent holdings of such participants in DIRTT’s securities are not reported, or have changed since the amounts described, in the Definitive Proxy Statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of DIRTT’s board of directors for election at the Meeting are included in the Definitive Proxy Statement and accompanying BLUE proxy card. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ANY SUPPLEMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Definitive Proxy

Statement and other relevant documents filed by DIRTT free of charge from the SEC’s website, www.sec.gov. DIRTT’s shareholders can also obtain, without charge, a copy of the Definitive Proxy Statement and other relevant filed documents by directing a request by mail to DIRTT Environmental Solutions Ltd., 7303 30th Street S.E., Calgary, Alberta, Canada T2C 1N6 or at ir@dirtt.com or from the investor relations section of DIRTT’s website, www.dirtt.com/investors.

Special Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of applicable securities legislation, which reflects the Company’s current expectations regarding future events. In some cases, forward-looking information can be identified by such terms as “expect”, “anticipate”, “believe”, and “will”. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond the Company’s control that could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking information. The Company’s estimates, beliefs and assumptions, may prove to be incorrect. The risks and uncertainties that may affect forward-looking information include, but are not limited to, market conditions, the effect of the COVID-19 pandemic on the Company’s operations, business and financial results[, the result of 22NW Fund, LP’s requisition] and other factors discussed under “Risks Factors” in the Company’s management’s discussion and analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on February 23, 2022, which is available on SEDAR (www.sedar.com) and on the SEC’s website (www.sec.gov). Past results of operations are not necessarily indicative of future results. You should not rely on any forward-looking statements, which represent the Company’s beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. In particular, the preliminary unaudited financial information set forth in this press release is subject to the completion of the Company’s review process and is subject to change. The estimated preliminary unaudited results included in this press release should not be viewed as a substitute for the Company’s financial statements prepared in accordance with U.S. generally accepted accounting principles. There can be no assurance that the estimated preliminary results will be realized, and you are cautioned not to place undue reliance on the preliminary financial information. The Company does not undertake any obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. This forward-looking information speaks only as of the date of this news release.

About DIRTT Environmental Solutions

DIRTT is a global leader in industrialized construction. Its system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the commercial, healthcare, education and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule and outcomes.

Headquartered in the US and Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION, PLEASE CONTACT

Kim MacEachern

Investor Relations, DIRTT

403-618-4539

kmaceachern@dirtt.com